Exhibit 10.4

December 19, 2005

Dear Debentureholder:

Re:	Apollo Gold Corporation - Series 2004-B Convertible Secured Debentures (the "Debentures")- Further Reduction of Warrant Pricing

Further to the letter sent to you dated December 8, 2005 from WeirFoulds LLP, special counsel to The Canada Trust Company (the “Trustee”) in connection with a second substitution of collateral by Apollo Gold Corporation (“Apollo Gold”), we wish to advise that Apollo Gold management has now had the opportunity to hold discussions with the majority of the holders of the Debentures to discuss this matter. The consensus of these discussions is that a further reduction in the warrant pricing would be desired. Apollo Gold wishes to advise that it will agree to a further reduction of the exercise price of the warrants you received together with the Debenture from US$0.80 to US$0.40 if the substitution of the Cash Collateral with a charge over the Black Fox Property is completed. Upon completion of such substitution of collateral, you will be sent a new warrant certificate setting out the amended exercise price.

Regards,

R David Russell

President & CEO

Apollo Gold Corporation